EXHIBIT 11


                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Trustees
  of GNA Variable Series Trust:

         We consent to the inclusion in Post-Effective Amendment No. 3 to the Registration Statement of GNA Variable Series Trust on Form N-1A (File No. 33-77138) of our report dated February 12, 1997 on our audits of the financial statements and financial highlights of GNA Variable Series Trust-GNA Adjustable Rate Portfolio, GNA Government Portfolio, GNA Growth Portfolio and GNA Value Portfolio, which report is included in the Annual Report to Shareholders for the year ended December 31, 1996, which is included in the Post-Effective Amendment to the Registration Statement. We also consent to the references to our Firm under the captions "Independent Accountants" and "Financial Highlights".


Boston Massachusetts                                   Coopers & Lybrand L.L.P.
April 28, 1997

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